Exhibit 10.1

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (this “Agreement”) is made and entered into as of February 28th, 2020 (“Effective Date”) by and between DSG Global, Inc., a Nevada corporation (“DSG”) and its wholly-owned subsidiary Imperium Motor Company, a Nevada corporation (“Imperium”) (DSG and Imperium are referred to herein as the “Company”, on the one hand and Graj + Gustavsen, Inc., a New York, corporation with a place of business at 210 Fifth Avenue, New York, NY 10010 (“G+G”), on the other, each referred to as a “Party” and together as the “Parties.”

WHEREAS, G+G, a provider of strategic and branding support services that facilitate and enhance strategic brand positioning of private and public companies, wishes to provide planning, development and certain other services to the Company as set forth in Schedule A to this Agreement (the “Services”); and

WHEREAS, DSG is a technology development company engaged in the design, manufacture, and marketing of fleet management solutions for the golf industry as well as commercial, government and military applications which is principally the sale and rental of GPS tracking devices and interfaces for golf vehicles, and related support services; and

WHEREAS, DSG has established a wholly-owned subsidiary, Imperium; and

WHEREAS, Imperium will be the exclusive North American distributor of electronic vehicles manufactured and sold by Zhejiang Jonway Automobile Co., Ltd.; and

WHEREAS, DSG is currently contemplating undertaking the Bridge Financing and the Qualified Financing (as such terms defined below) by which DSG is seeking to raise working capital; and

WHEREAS, the Company desires to engage G+G to receive the Services to the Company.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, and intending to be legally bound hereby, the parties agree as follows:

1. Retention of G+G. The Company hereby retains G+G to provide the Services to the Company, and G+G accepts such retention, upon the terms and conditions set forth in this Agreement.

2. Term. The term of this Agreement shall commence on the Effective Date and continue for a period of sixty (60) months, unless extended as provided in this Section 2 (the “Term”). The parties may by mutual agreement extend the then current Term for additional three (3) periods by entering into a written agreement reflecting the terms of such extension at least thirty (30) days prior to the expiration of the Term.

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3. Advisory Services; Independent Contractor Status. G+G shall provide the Services to the Company which services relate to strategic, branding and marketing matters of the Company, in each case as the Company shall reasonably request by way of notice to G+G in accordance with Schedule A. The Services shall not extend to the day-to-day business or operations of the Company and shall not include any services provided by officers or employees in their capacity as directors of the Company, provided, however, that the Company will make its officers and employees reasonably available to G+G in order to facilitate G+G’s performance of the Services and fulfill its obligations pursuant to this Agreement. G+G shall devote such time to providing the Services as it shall deem, in its discretion, necessary.

G+G shall perform all Services to be provided hereunder as an independent contractor to the Company and not as an employee, agent or representative of the Company. G+G shall have no authority to act for or to bind the Company without its prior written consent. Nothing in this Agreement is intended nor shall be deemed to create any partnership, agency or joint venture relationship by or between the parties.

4. Payment.

(a) Cash Compensation. In consideration of the Services rendered to the Company, the Company shall pay to G+G Three Hundred Fifty Thousand ($350,000) dollars as follows:

i. First Payment: The Company shall make to G+G an initial payment of One Hundred Thousand ($100,000) dollars within five (5) days of the closing of the first One Million ($1,000,000) dollars of the Bridge Financing (as defined below).

ii. Second Payment: The Company shall make to G+G second payment of One Hundred Thousand ($100,000) dollars within five (5) days of the closing of the first Three Million ($3,000,000) dollars of the Bridge Financing, inclusive of first One Million ($1,000,000) dollars of the Bridge Financing referred to in 4(a)(i) above.

iii. Third Payment: The Company shall make to G+G an additional payment of One Hundred Fifty ($150,000) dollars payable in five (5) equal monthly payment of Thirty Thousand ($30,000) dollars each, payable during the twelve (12) month period immediately following the payment date set forth in Section 4(a)(ii) (the “Monthly Payment Period”), with the first monthly payment due and payable no later than sixty (60) days following the commencement of the Monthly Payment Period. G+G will invoice the Company on the first (1st) calendar day of each payment period, and the Monthly Payments shall be due on the fifteenth (15th) of each month.

iv. Monthly Payments: In addition to the amounts set forth in Section 4(a)(i)-(iii), during the Term of this Agreement, the Company shall make payments to G+G in the amount of Ten Thousand ($10,000) dollars each per each calendar month, with payments commencing on the fifteenth (15th) day of the calendar month immediately following the twelve (12) month anniversary of the commencement of the Monthly Payment Period. G+G will invoice the Company on the first (1st) calendar day of each payment period, and such payments shall be due on the fifteenth (15th) of each month.

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As used herein, the term “Bridge Financing” refers to a private financing transaction completed by the Company pursuant to which the Company receives net proceeds between $3,000,000 and $5,000,000.

(b) Default in Payment. If any payment required under this Section 4 (a) or 4(c) is not received within thirty (30) days of such payment’s due date, which remains uncured ten (10) days after receiving written notice thereof from G+G, (i) all Services and related support provided by G+G under this Agreement will be suspended until payment is received in full.

(c) Expenses. The Company shall reimburse G+G for all reasonable and necessary out-of-pocket expenses incurred by the Consultant in connection with providing the Services, including, without limitation, travel expenses; provided that the Company’s prior written consent shall be required for any expenses in excess of $2,500. All such expenses shall be reasonably documented in accordance with the Company’s expense reimbursement policies and in no event shall the Company be required to reimburse the Consultant with respect to general, administrative or other overhead expenses.

(d) Common Stock Purchase Warrant. As consideration for entering into this Agreement, the Company shall issue to G+G upon the execution of this Agreement:

(i) a five (5) year warrant to purchase Two Million Eight Hundred Twenty Nine Thousand Eight Hundred Fifty Nine (2,829,859) (such number of the shares of the Company’s common stock representing ten percent (10%) of the Company’s shares of common stock calculated on a fully diluted basis on the execution date of this Agreement) at an exercise price of $0.25 per share, vesting in full upon the execution of this Agreement (the “Initial Warrant”), and

(ii) a five (5) year warrant to purchase such number of shares of the Company’s common stock that is equal to (x) ten percent (10%) of the Company’s shares of common stock calculated on a fully diluted basis as of the final closing (if there is more than one closing) date of the Qualified Financing at an exercise price per share equal to the 80% of the price of the Company’s securities in the Qualified Offering, less (y) the number of shares represented by the Initial Warrant, which warrant shall vest in full upon issuance (the “Final Warrant”) (to the extent that there is more than one closing of the Qualified Financing, such warrant is to be issued on the date of the final closing). G+G and the Company hereby agree that to the extent that the number of shares of the Company’s common stock represented by the Final Warrant is: (x) less than the number of shares of the Company’s common stock represented by the Initial Warrant, G+G shall return the Initial Warrant to the Company for cancellation and the Company then shall reissue the Initial Warrant representing such number of shares of the Company’s common stock as is equal to ten percent (10%) of the Company’s shares of common stock outstanding calculated on a fully diluted basis on the closing date of the Qualified Financing; or (y) more than the number of shares of the Company’s common stock represented by the Initial Warrant, G+G shall return the Initial Warrant to the Company for cancellation and the Company shall reissue the Initial Warrant representing such number of shares of the Company’s common stock as is equal to ten percent (10%) of the Company’s shares of common stock outstanding calculated on a fully diluted basis as of the closing date of the Qualified Financing.

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As used herein, the term “Qualified Financing” refers to a registered or private financing transaction completed by the Company pursuant to which the Company receives net proceeds between $7,000,000 and $10,000,000.

The issuance of the Initial Warrant and the Final Warrant have been approved by the Company’s Board of Directors. A copy of the form Initial Warrant is attached as Exhibit A hereto; and for the form Final Warrant as Exhibit B.

5. Confidentiality.

(a) The Company may (but is not required to) disclose certain of its confidential and proprietary information to G+G. “Confidential Information” means: (i) information or material which is proprietary to the Company, whether or not owned or developed by the Company, which is not generally known other than by the Company, and which G+G may obtain through any direct or indirect contact with the Company. Regardless of whether specifically identified as confidential or proprietary, Confidential Information shall include any information provided by the Company concerning the current or proposed business, technology and information of the Company and any third party with which the Company deals, including, without limitation, business records and plans, trade secrets, technical data, specifications, manuals, analyses, product ideas, contracts, financial information , customer and client lists, customer identifying information, potential and intended customers, pricing structure, discounts, computer programs and listings, source code and/or object code, copyrights and intellectual property, inventions, sales leads, strategic alliances, partners, and other confidential information, whether provided orally, in writing, or by any other media, that was or will be: (A) provided or shown to G+G or its directors, officers, employees, agents, and representatives (each, a “G+G Representative”) by or on behalf of the Company or any of its directors, officers, employees, agents, and representatives (each a “Company Representative”), or (B) obtained by G+G or a G+G Representative from review of documents or property of, or communications with, the Company or a Company Representative; and (ii) all notes, analyses, compilations, studies, summaries, and other material, whether provided orally, in writing, or by any other media, that contain or are based on all or part of the information described in subsection (a).

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(b) G+G shall use commercially reasonable efforts to ensure that G+G and each G+G Representative, keep the Confidential Information confidential. Except as otherwise required by law or in the enforcement of the terms and conditions of this Agreement, G+G and the G+G Representatives may not:

(i) disclose any Confidential Information to any person or entity other than a G+G Representative who needs to know the Confidential Information for the purposes of its business with the Company, or with the Company’s prior written authorization;

(ii) use the Confidential Information for any purposes other than those contemplated by this agreement, or

(iii) reverse engineer, disassemble, or decompile any prototypes, software, or other tangible objects that embody the Confidential Information and that are provided to G+G under this Agreement.

(c) G+G shall use commercially reasonable efforts to ensure that G+G and each G+G Representative maintains the confidentiality and security of the Confidential Information until the earlier of: (i) such time as all Confidential Information disclosed under this agreement becomes publicly known and is made generally available through no action or inaction of G+G or (ii) the fifth (5th) anniversary of the disclosure. However, to the extent that the Company has disclosed information to G+G that constitutes a trade secret under law, G+G shall protect that trade secret for as long as the information qualifies as a trade secret in the same manner that G+G protects its own trade secrets.

6. Ownership of Rights. This Agreement shall not be interpreted to grant G+G any right or license in the Company’s intellectual property or the Derived Data, or any portion thereof, other than as expressly provided for in this Agreement. “Derived Data” means any data obtained or generated by G+G that is related to the Services provided, including the results of analyses, calculations and comparisons thereof and any compilations, redactions, extractions, copies (regardless of form), reports, analyses and other data derived therefrom. The Company shall retain all rights in its Derived Data. The Parties will not use one another’s trademarks without prior written consent.

7. Accredited Investor Representation. G+G represents that: (i) it is an “accredited investor” as defined in the Securities Act of 1933, as amended (the “Act”); (ii) it is acquiring the Company’s securities for its own account for investment purposes and not with a view to or for sale in connection with the distribution of the securities; and (iii) it must bear the entire economic risk of the investment in the Company’s securities for an indefinite period of time because, among other reasons, the Company’s securities have not been registered under the Act, or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Act, and under applicable securities laws of certain states or an exemption from such registration is available.

8. Termination. If the Company commits a material breach of this Agreement and persists in such failure for a period of thirty (30) days after receiving written notice thereof from G+G, G+G may terminate this Agreement upon written notice to the Company, provided, however, that any such notice to be effective as it relates to the Company’s breach must be provided by G+G to the Company within sixty (60) days of the earlier of the occurrence of the event giving rise to such notice or G+G’s becoming aware of such occurrence. If G+G commits a material breach of this Agreement and persists in such failure for a period of thirty (30) days after receiving written notice thereof from the Company, the Company may terminate this Agreement, provided, however, that any such notice to be effective as it relates to G+G must be provided by the Company to G+G within sixty (60) days of the earlier of the occurrence of the event giving rise to such notice or the Company’s becoming aware of such occurrence. In the event of termination of this Agreement, whether by the Company or G+G, in addition to any and all other amounts as to which a Party may be entitled, whether at law or in equity, the Company shall be obligated to issue to G+G the Warrants and to pay all amounts due to G+G through the termination date.

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9. Non-Public Information. G+G acknowledges that the US securities laws and other laws prohibit any person or entity who has material, non-public information concerning the Company from purchasing or selling any of its securities, and from communicating such information to any person or entity under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. G+G acknowledges that the confidentiality provisions of this Agreement shall be deemed to be an agreement to keep all non-public information of the Company in confidence as contemplated by Regulation FD promulgated by the Securities and Exchange Commission. In addition, G+G acknowledges and agrees some of the non-public information of the Company (including the fact that discussions between G+G and the Company have been undertaken) may be considered “material non-public information” for purposes of the federal securities laws (“Insider Information”) and that G+G and its officers, directors, employees, agents and authorized representatives will abide by all securities laws relating to the handling of and acting upon Insider Information.

10. Mutual Indemnity.

(a) The Company agrees to indemnify, defend and hold harmless G+G and its respective officers, directors, and, from and against any costs and damages, losses, obligations, deficiencies, liabilities, expenses, penalties, fines, claims, causes of action and encumbrances, including, without limitation, reasonable attorneys’ fees and expenses, arising out of or related to third party claims on account of (i) the negligence, or reckless or willful act or omission of the Company, its officers, directors, and employees, or (ii) breach of this Agreement by the Company, its officers, directors, and employees, including without limitation, any use or disclosure of the Confidential Information beyond the purposes explicitly permitted by this Agreement; except to the extent of any obligation, liability, claim or remedy in tort due to the gross negligence or willful misconduct of G+G.

(b) (i) G+G warrants and represents that, except for stock art it may use or materials presented to the Company by G+G as preliminary concepts, inspirational materials and for internal consideration, all of the work product produced by it or on its behalf for or on behalf of the Company will be its original work product and will not knowingly infringe upon the rights of others. Notwithstanding the foregoing, the parties acknowledge that: (A) G+G cannot, does not and will not provide: (I) legal clearance for the use of any G+G intellectual property submitted to and selected by the Company; or (II) any warranty against claims with respect to the G+G intellectual property, it being acknowledged and agreed by the Company that the responsibility to secure legal clearance shall be incumbent upon the Company; (B) (I) it shall be the responsibility of the Company to consult with legal counsel of its own selection as to both the advisability and registrability of any G+G intellectual property prior to it use; (II) legal protection and appropriate registration of G+G intellectual property is the sole responsibility and expense of the Company; and (iii) the application for registration should be undertaken promptly to protect any and all rights therein.

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(ii) G+G shall indemnify, defend and hold the Company and its respective officers, officers, directors, and employees harmless from and against, any and all losses, obligations, deficiencies, liabilities, expenses, penalties, fines, claims, causes of action and encumbrances, including, without limitation, reasonable attorneys’ fees and expenses, arising out of or related to third party claims on account of (i) the negligence, or reckless or willful act or omission of G+G, its officers, directors, and employees, other than as set forth in Section 10(b), or (ii) breach of this Agreement by G+G, its officers, directors, and employees, including without limitation, any use or disclosure of the Confidential Information beyond the purposes explicitly permitted by this Agreement; except to the extent of any obligation, liability, claim or remedy in tort due to the gross negligence or willful misconduct of the Company.

11. Governing Law. This Agreement and all Exhibits attached hereto shall be governed and construed in all respects in accordance with the laws of New York without regard to any conflict of laws principles, which would cause the substantive law of another jurisdiction to apply. The parties hereto agree that in the event that legislation is enacted or regulations are promulgated or a decision of court is rendered or any interpretive policy or opinion of any governmental agency charged with the enforcement of such law or regulation is published that affects the legality of this Agreement, the Confidential Information, or any part thereof, or materially and adversely affects the ability of a party to perform its obligations, or receive the benefits intended hereunder (“Adverse Change in Law”), then within thirty (30) days following written notice by a party to the other of such Adverse Change in Law, the parties shall meet to negotiate in good faith an amendment which will carry out the original intention of the parties to the extent possible in light of such Adverse Change in Law. In the event the parties are unable to reach an agreement on an amendment within the thirty (30) day period, this Agreement may be terminated immediately by either party.

12. Force Majeure. Neither the Company nor G+G shall be liable to the other for a delay in the performance of this Agreement, when the delay is caused by circumstances beyond the parties’ reasonable control, including, but not limited to, war, strikes or lockouts, embargo, fire, flood or other natural disaster, provided that the affected party has taken reasonable measures to notify the other, in writing, of the delay.

13. Assignment. Neither party may assign this Agreement, in whole or in part, or any rights hereunder without the other Party’s written consent, provided, however, a change in control of a party or the sale by a party of substantially all of its assets shall be deemed to be an assignment as to which no consent shall be required.~~.~~ This Agreement shall inure to the benefit and be binding upon the parties and their respective successors and permitted assignees.

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14. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery by facsimile or by electronic transmission in portable document format (PDF) of an executed counterpart of this Agreement is as effective as delivery of an originally executed counterpart of this Agreement.

15. Survival. Except as otherwise set forth herein, the parties acknowledge and agree that the following sections shall survive the expiration or termination of this Agreement: Sections 3, 5, 6, 7, 9, 10, 11, 12, 13 and 18.

16. Exhibits. This Agreement may contain a number of Exhibits each of which is incorporated herein by reference.

17. Integration. This Agreement, including all Exhibits attached hereto, constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or written. This Agreement may be modified only by a writing signed by both parties.

18. Dispute Resolution. If a dispute arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination hereof, the parties agree to hold a meeting, attended by individuals with decision-making authority, regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within thirty (30) days after such meeting, the parties have not succeeded in resolving the dispute, either party may protect its interests by any lawful means available to it. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees.

19. Captions. The paragraph captions utilized herein are in no way intended to interpret or limit the terms and conditions hereof, rather, they are intended for purposes of convenience only.

20. Attorney’s Fees. If either party commences litigation against the other for the specific performance or interpretation of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury to the extent permitted by law and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred.

21. Partial Invalidity. If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent possible permitted by law.

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22. Amendment; Waiver. This Agreement may be amended only by a written instrument signed by all of the parties. The failure of any party to insist on one or more occasion upon strict performance by the other party of any of its obligations hereunder shall not constitute a waiver, release, or amendment of such Party’s right to insist upon strict performance of such obligations on future occasions.

23. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Accordingly, the terms and provisions of this Agreement shall be construed fairly as to all parties to this Agreement and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement.

24. Mutual Warranties and Representations. The parties warrant and represent that: (a) the individuals executing this Agreement on their behalves have the full power, authority, legal right and capacity to execute and deliver this Agreement; (b) that such parties have the full power, authority and legal right to perform the terms of this Agreement on the respective parties’ parts required; (c) that this Agreement constitutes such parties’ valid and binding obligation, enforceable in accordance with its terms, (d) neither the execution and delivery of this Agreement nor the fulfillment of the terms, conditions and provisions hereof: (i) constitutes or will constitute a breach of any existing and outstanding contractual or other obligation of the such party; or (ii) will violate any provision of law, any provision of the instrument or instruments by which the party has been created or of any other instrument by which they may be bound.

25. Recitals. The terms of the “WHEREAS” clauses first hereinabove set forth are incorporated into this Agreement as if set forth within the body of the Agreement at length.

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Signatures on following page.

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Signature Page

Advisory Services Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

Graj + Gustavsen, Inc.	DSG Global, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Schedule A - Services to be Provided

Strategic Brand/Business Positioning

●	Collaborate on setting the venture vision and developing a universal presentation that communicates about the business and its related brands, divisions and opportunities
●	Bring to life the vision, mission and the unique position of the enterprise
●	Create a universal presentation that is applicable to; Investors, customers, suppliers, partners and internal stakeholders

Strategic Marketing/Concept Development

●	Develop concepts, ideas and direction that advance the ventures various product offerings
●	Develop annual budgets and plans in support of strategies identified and agreed upon

Identify Business Opportunities/Growth Strategies

●	Generate, collaborate and conceptualize how the business and its brands and products demonstrate innovation and forward thinking
●	Integrate forward vision ideas and strategies into all of the companies communication

Ongoing Strategic Consultation

●	Be available as advisors in all areas that are critical to shape and scale brands and business
●	Be available for quarterly meetings/conferences
●	Provide support in connection with NYC-based fundraising efforts

Exhibit A

Common Stock Purchase Warrant - Initial

Exhibit B

Common Stock Purchase Warrant Final